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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and the related Prospectus of the Crown Central Petroleum Corporation for the registration of debt securities in the amount of $100,000,000, to the inclusion therein of our report dated February 24, 1994, with respect to the consolidated financial statements of the Crown Central Petroleum Corporation for the year ended December 31, 1993 and to the incorporation by reference therein of our reported dated February 24, 1994, with respect to the consolidated financial statements and schedules of the Crown Central Petroleum Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.

                                          Ernst & Young LLP

Baltimore, Maryland
November  , 1994